Exhibit 99.1
Message from the Chairman, President and Chief Executive Officer
ATI Was Profitable in 2009;
Strong Balance Sheet
In 2009, ATI continued to differentiate itself by earning $0.32 per share ($0.49 before special charges) on revenues of $3.1 billion even with capacity utilization across our facilities of approximately 50 to 55%. ATI was profitable in 2009 in spite of the most challenging global recession in nearly 75 years. Being profitable at such low capacity utilization rates is significant for a manufacturing company like ours that operates with high fixed cost assets and facilities.
ATI ended 2009 with a strong balance sheet and nearly $709 million of cash on hand. We continued to make important self-funded strategic investments and our U.S. defined pension benefit plan is essentially fully funded.
Our safety performance continued to be world class.
We think 2009 was the bottom. If this proves to be correct, our trough-to-trough performance has improved dramatically. During the previous cyclical bottom in 2003, ATI lost $(3.89) versus earning $0.32 per share in 2009. We have been taking actions to transform ATI since 2004, and 2009 helps demonstrate that ATI is a much different company today than during the previous down cycle. The Company now has a better mix of high-value products and key-growth markets. ATI is more global today than at any time in our history. Our cost structure has been improved significantly. And, we have further extended our industry lead in technology, research and development, and manufacturing assets.
Our strategy has been to create a differentiated specialty metals company unlike any other in the world. Our 2009 performance proves that the new ATI business model works. We entered 2009 with a goal to come out of the recession an even stronger and better company. We believe this goal was accomplished and our direction and vision remain intact.
Unsurpassed Manufacturing Capabilities
To further differentiate ATI and enhance our industry-leading capabilities, we are building unsurpassed manufacturing capabilities. Since 2004, ATI has invested $1.8 billion in self-funded capital expenditures and asset acquisitions. During the same period, ATI generated $2.2 billion of operating cash flow and improved our cost position with $827 million of gross cost reductions.
As an indicator of how modern our manufacturing capital base is, take a look at our balance sheet. At the end of 2009, capital expenditures over the past six years represented 55% of total property plant and equipment before accumulated depreciation.
In 2009, we brought on new technically advanced assets to enhance our industry-leading capabilities and further improve our cost structure.
•	Our Bakers, NC titanium and nickel-based superalloy forging facility provides ATI with significantly improved technical capabilities and further improves our cost structure.

•	Our new premium-titanium sponge facility in Rowley, UT began operation in late 2009, and we plan to ramp production at this facility during 2010 in a systematic manner to consistently provide the highest quality and most cost-competitive product.

•	We are doubling the capacity of our reactor-grade zirconium sponge capacity at our Albany, OR facility. We believe ATI is now the world’s largest producer of this critical material for the global nuclear energy market. The cliché “if you build it, they will come” applies here. In early 2010, we announced two important long-term agreements (LTAs) as our customers seek to secure a strategic supply of reactor-grade zirconium products for their rapidly growing businesses. One of the LTAs is an extension of a 40-plus year relationship we have with Cameco Corporation of Canada. The other LTA is a new multi-year agreement with another well-established company in the global nuclear energy industry. We are working on several additional LTAs for these products and hope to have additional announcements in 2010.
•	We nearly tripled the capacity of our STAL Precision Rolled Strip® joint venture in China. STAL is now much better positioned to benefit from China’s fast-growing electronics and communications manufacturing market and China’s growing automotive parts manufacturing market.
We expect 2010 capital investments to be approximately $375 million, down from $454 million of capital investments and asset acquisitions in 2009.
•	We expect to complete the melt-shop consolidation at our Brackenridge, PA facility in 2010. We reduce a footprint, and we expect considerable cost savings and production efficiencies from this project when it is completed.

•	Engineering, permitting, and site preparation is nearly completed on our Brackenridge, PA advanced hot-rolling and processing facility. This is a $1.2 billion project that is expected to be completed in 2013.
We believe in U.S. manufacturing and believe that a U.S. manufacturer can compete profitably in the global economy. To do so, ATI must have the most advanced specialty metals technology, innovative products, and unsurpassed manufacturing capabilities. This belief has driven our self-funded strategic capital investment strategy since 2004. As a result, ATI is better positioned for the next phase of growth.
Our strategy is to invest in the best equipment in the world. It requires our specialty metals technology and proprietary knowledge to run this equipment effectively. Couple this new equipment with our ATI Business System (ATIBS) and the flexibility and talent of our people and we are well on our way to becoming a great company. Great companies need smart people, the latest equipment, the most advanced technology, a competitive cost structure, and product innovation to provide customers with the optimum solutions.
Product Innovation
Our industry-leading product portfolio continues to expand. New products are gaining traction in the marketplace. We are particularly pleased with the acceptance of:
•	ATI 425® alloy, a game changing new titanium alloy for the aerospace and defense markets. ATI 425 alloy has the potential to revolutionize and significantly expand the use of alloy titanium. In contrast to traditional 6-4 titanium alloy sheet, ATI 425 alloy sheet can be produced in long coils with precision tolerances across the coil. In addition, ATI 425 alloy sheet and plate can be more easily formed into a part than 6-4 sheet and plate. These characteristics can result in considerably improved manufacturing costs and productivity for our customers.

•	ATI 718Plus® alloy is a groundbreaking new nickel-based superalloy now approved for legacy and next-generation jet engines. ATI 718Plus alloy enables jet engine operating temperatures that are 100° F hotter than 718 alloy. ATI 718Plus alloy also improves our customers’ productivity and reduces the total cost of producing a part.

•	Our new lean duplex stainless alloys, ATI 2003® alloy and ATI 2102™ alloy, have lower nickel and molybdenum content and improved corrosion resistance and strength than traditional stainless alloys. These high-strength duplex stainless alloys enable oil and gas production in water depths of several miles with subsea flow lines and umbilicals that can withstand extreme pressure and highly corrosive conditions. ATI 2003 alloy is also used in architectural applications, such as the largest stainless roof in the world on the Doha International Airport.

•	We acquired a new product line in 2009. ATI Powder Metals is one of the world’s most advanced producers of alloyed powder metals. ATI Powder Metals expands our specialty metals product portfolio and offers a new growth opportunity. Powder metal alloys are at the high end of our product technology and product price range. We believe this is a timely acquisition for ATI as advanced powders are beginning to be more widely used in the aerospace market. Other uses for our advanced powder metal alloys include applications in the electrical energy, oil and gas, and medical markets.

Differentiation
ATI continued to diversify our customer base and grow and improve our position with key global customers.
•	We signed several important new and expanded long-term agreements in 2009 in the aerospace, oil and gas, electrical energy, and medical markets. LTAs provide a baseline for establishing standardized processes and planning our manufacturing resources. Most importantly, LTAs offer an excellent foundation for sustained profitable growth while developing close relationships with our customers.

•	In 2008, we implemented the market sector team (MST) concept at ATI. Market sector teams focus ATI’s full range of diversified products, technologies, and manufacturing capabilities to a targeted market or market segment. We have MSTs focused on the aerospace, defense, oil and gas, and nuclear energy markets. An important new opportunity evolved from this concept in 2009. We conducted several technical symposia with key customers. These symposia are our version of specialty metals business clusters. Technical personnel from across ATI meet with their customer counterparts to bridge the benefits of our product breadth with the customers’ need for improved total-cost-of-manufacturing solutions.

•	We expanded our global market diversification. In 2009, ATI derived nearly one in every three sales dollars from direct international sales. We know how to operate globally and have people on the ground in most areas of the world who understand our broad product range and the culture and economies of their respective countries. We strengthened our position in Europe, Asia, Canada, South America, and the Middle East. We expect this international growth trend to continue as a result of customer-focused sales and marketing efforts.
Buy It; Build It; Invent It
We have a vision and we have targets to meet what we believe is the secular growth potential of our key global markets. The growth profile of these markets is just as strong today, if not stronger, than before the global recession.
A good example of how we execute our growth strategy is demonstrated by the actions we have taken to benefit from a secular trend that is developing in the aerospace market. When the Boeing 787 Dreamliner lifted off and achieved first flight on December 15, 2009, a new era of commercial flight began. This new composite/titanium intensive airframe is powered by innovative new jet engines and offers improved maintenance, better fuel efficiency, reduced noise, lower emissions, and a reduced carbon footprint than other commercial aircraft.
Three of our strategic customers, namely The Boeing Company, GE Aviation, and Rolls-Royce, are the innovators. Boeing’s 787 Dreamliner, which is the first version of the new generation of titanium-intensive aircraft, is powered by either two of GE Aviation’s GEnx engines or two of Rolls-Royce’s Trent 1000 engines.
To benefit and grow from this secular trend in aerospace: ATI needed to expand our titanium manufacturing capacity, so we built it. To meet better fuel efficiency and emission standards, the jet engine manufacturers needed an innovative nickel-based superalloy like our ATI 718Plus superalloy that allows engines to burn hotter, so we invented it. The new jet engines use more nickel-based superalloy powder metals, so we bought it.
In addition, to support the expanded use of titanium in aircraft, we developed innovative new tungsten cutting tool systems that improve the productivity of machining parts, and we are introducing our ATI 425 alloy which can greatly improve the total cost of producing parts made of titanium.
Revolutionary change like this in an industry such as aerospace takes place maybe once in a lifetime. We believe that because we recognized this secular trend early and we have the financial capability to invest in our business, ATI is well positioned to benefit and grow in the aerospace market.

Market and product diversification are differentiating characteristics of ATI. ATI is further differentiated by our multi-materials capabilities. Many of our products and most of our manufacturing capabilities are fungible and can be focused on key markets where we have identified secular growth trends.
For example, the world needs more energy as developing countries, such as the BRIC (Brazil, Russia, India, China) nations, grow their per capita GDP and their citizens move into the middle class. In addition, the United States and European countries need to upgrade their infrastructure.
•	ATI is benefitting from, and we expect to continue to benefit from, the growing global oil and gas market. ATI has a rich history of providing specialty metals solutions to the oil and gas market. One example, in 2009, we extended our LTA with Baker Hughes in the oil field services industry. We offer the broadest portfolio of high-strength and corrosion-resistant specialty metals as well as tungsten carbide drill heads and drill bits for the most challenging environments. Exploration has moved to extremely demanding locations, such as deep water offshore, sour service wells, and arctic sites. Strong and highly corrosion-resistant specialty metals are needed for exploration and production. Opportunities are also growing for ATI from unconventional gas projects, such as LNG and shale gas.

•	ATI is well-positioned to benefit from growing global demand for nuclear-based clean electrical energy. We have been a premier supplier of specialty metals and alloys for the construction, maintenance, and fueling of nuclear reactors since the beginning of the nuclear energy industry over 50 years ago. ATI provides a geopolitically secure, stable source of a unique portfolio of critical metallics for the nuclear energy market backed by our proven technical know-how to benefit our customers’ supply chains.

•	For electrical power distribution, our grain-oriented electrical steel (GOES) is used in large and small power transformers. In order to improve the efficiency of the electrical grid, beginning in 2010, the U.S. Department of Energy requires more efficient transformers, which increases the need for our premium-grade GOES.

•	We also expect to see growing demand for our products from other forms of clean energy, such as solar, wind, and geothermal.
At ATI, we understand that the ability to manufacture critical specialty metals for the aerospace and defense, oil and gas, and nuclear energy markets is a core competency of the United States. At this time, there just aren’t many others who can make the metals that can stand up to such critical environments.
We also understand that industry leadership and competitive advantage only exist for a period of time. In today’s global market, we cannot sit still. ATI must continue to drive toward unsurpassed manufacturing capabilities, product innovation, and differentiation. We know how to do this. We also recognize that, as a U.S. manufacturer, we must be the best because some of our costs are higher, and we must operate in a fair and open market, while some of our competition in other areas of the world do not.
2010 — Gradual and Steady Improvement —
Cyclical Recovery
We think 2009 was the bottom. We view 2010 as the transition year from the global recession of 2009 to the resumption of the secular growth trends in our key global markets in 2011 and beyond.
The secular trends we have identified are driving forward. For example, flight testing of Boeing’s 787 Dreamliner and 747-8 is making steady progress. In addition, the U.S. has decided to rejoin the nuclear energy build cycle after a long hiatus. This adds to the strong demand we expect from the global market for nuclear-based clean energy. In the oil and gas market, the large deep water projects in the Gulf of Mexico, North Sea, and in waters off Brazil and Africa demand significant amounts of our specialty metal products. Growth in demand for our products is also expected from large liquefied natural gas (LNG) and shale gas projects.
Looking ahead, we expect to see gradual and steady improvement in most of our global markets in 2010. We plan to continue to improve our cost structure through a 2010 target of at least $100 million of new gross cost reductions. Further, we expect to recover and grow faster than our core global markets because we have improved ATI’s market position with new customers and expanded long-term agreements, innovative new products, new technically-advanced manufacturing capabilities, an improved cost structure, and a global focus on key growth markets.
Positioned to Capitalize on What We Do Well
We are positioned to capitalize on what we do well. Our future is being invented by the people of ATI who are creating our technology and product diversification, both in terms of alloys and product forms. ATI has long been a leader in specialty metals technology and our capital investments and new alloy inventions are aimed at maintaining and enhancing our mission-critical role.
Our future is being driven by the demands of the world’s citizens — for mobility, manufactured goods, clean air and water, and a modern infrastructure — and by our customers who make the products to meet these demands. ATI and our customers together are focused on developing the technology and products that enable social progress and industrial development.
We have a defined view of the future and we have the financial means and people to continue to move ATI forward.
Value-Based Leadership
Value-Based Leaders are the true difference in companies that move people to new levels of achievement and success. I look for the leaders within ATI to move this company forward by demonstrating these key attributes as individuals:
•	Integrity as the Cornerstone of Leadership...being honest and forthright in everything. Empowering people to trust, communicate, and take action within established boundaries.

•	Accountability for outcomes that ensure the long-term success of ATI.

•	Safety and Health and Environmental Compliance are the prerequisites to all operations.

•	Product Quality and Excellence is demonstrated in everything we do.

•	Technology, Creativity, Learning, and Freedom of people to reach their individual potential is the culture of the company.
In Building the World’s Best Specialty Metals Company®, we focus on markets whose prospects are largely tied to long-cycle industries that are currently in what we see as the early stages of long-term growth.
In Building the World’s Best Specialty Metals Company, we aim to do more, make our products better, and implement and execute faster through the ATI Business System (ATIBS). ATIBS drives our lean manufacturing initiatives, improves safety, quality and yields, further reduces overhead cost structures and delivers excellent customer reliability and service.
I want to personally thank our stockholders, our Board of Directors, our employees, and the communities in which we operate our businesses for their continued support of ATI.
/s/ Pat Hassey
Pat Hassey
Chairman, President and Chief Executive Officer